UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2020

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	98-0583166
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2020, Orgenesis Inc. ( "Orgenesis") entered into a Stock Purchase Agreement (the "Purchase Agreement") with GPP-II Masthercell LLC ("GPP" and together with Orgenesis, the "Sellers"), Masthercell Global Inc. ("Masthercell") and Catalent Pharma Solutions, Inc. (the "Buyer").  Pursuant to the terms and conditions of the Purchase Agreement, Sellers agreed to sell 100% of the outstanding equity interests of Masthercell to Buyer (the "Sale") for an aggregate nominal purchase price of $315 million, subject to customary adjustments. After accounting for GPP's liquidation preference and equity stake in Masthercell as well as SFPI - FPIM's interest in MaSTherCell S.A., distributions to Masthercell option holders, repayment of intercompany loans and transaction costs, Orgenesis expects to receive approximately $127 million at the closing of the Sale transaction. The Sale is expected to close in the first quarter of Orgenesis's fiscal 2020, subject to customary closing conditions.  Orgenesis expects to use the net proceeds from the sale of Masthercell to continue to grow its point-of-care cell therapy business and to further the development of Advanced Therapy Medicinal Products.

The Purchase Agreement contains customary representations, warranties, and covenants of the Sellers and the Buyer. From the date of the Purchase Agreement until the closing of the Sale, the Sellers are required to operate Masthercell's business in the ordinary course and to comply with certain covenants regarding the operation of the business. Subject to certain limitations, Orgenesis is required to indemnify the Buyer for losses resulting from breaches of certain representations and warranties made by Orgenesis in the Purchase Agreement.

The closing of the Sale is subject to customary closing conditions, including, among others, (i) the absence of any governmental order restraining, enjoining or otherwise making illegal the consummation of the transactions contemplated by the Purchase Agreement, (ii) the accuracy of the parties' representations and warranties contained in the Purchase Agreement (subject to certain materiality qualifications), (iii) the parties' compliance with the covenants and agreements contained in the Purchase Agreement in all material respects, and (iv) the absence of a material adverse effect on Masthercell. The Purchase Agreement contains certain termination rights for the Sellers and the Buyer. The Buyer's obligation to consummate the Sale is not subject to a financing condition.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Purchase Agreement has been filed to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about Masthercell, the Sellers or the Buyer. The Purchase Agreement contains representations, warranties and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties and covenants are qualified by information in confidential disclosure schedules that the Sellers delivered in connection with the execution of the Purchase Agreement and were made as of the date of the Purchase Agreement and as of the closing date, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Orgenesis's or the Buyer's public disclosures.

Item 9.01. Financial Statements and Exhibits.

 The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1

Stock Purchase Agreement, dated February 2, 2020, by and among Orgenesis, Inc., GPP-II Masthercell LLC, Masthercell Global Inc. and Catalent Pharma Solutions, Inc. Disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Purchase Agreement as filed identifies such schedules and exhibits, including the general nature of their contents. Orgenesis, Inc. agrees to furnish a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: February 3, 2020	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and
Secretary